EXHIBIT 5.1
March 7, 2010
Mellanox Technologies, Ltd.
Binyan Hermon, Industrial Area
Yokneam, Israel
     Re: Registration Statement on Form S-8
Dear Sirs:
     We have acted as counsel for Mellanox Technologies, Ltd., a company organized under the laws of Israel (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933 for the purposes of registering 685,714 of its Ordinary Shares, nominal value New Israeli Shekel 0.0175 per share, that may be issued pursuant to options that have been, or may hereafter be, granted pursuant to the Mellanox Technologies, Ltd. Global Share Incentive Plan (2006) (the “2006 Plan”) and for the purposes of registering 171,428 of its Ordinary Shares, nominal value New Israeli Shekel 0.0175 per share, that may be issued pursuant to options that have been, or may hereafter be, granted pursuant to the Mellanox Technologies, Ltd. Employee Share Purchase Plan (the “Purchase Plan”) (such Ordinary Shares under the 2006 Plan and the Purchase Plan, collectively, the “Shares”).
     On the basis of such investigation as we have deemed necessary, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued upon due exercise of options granted or hereafter granted under the 2006 Plan and the Purchase Plan in accordance with the provisions of the 2006 Plan and the Purchase Plan and the related option agreements therein and thereto (including payment of the option exercise price provided for therein and thereto), will be fully paid and non-assessable.
     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the Rules and Regulations of the Securities and Exchange Commission thereunder.
     The above opinion is based on facts existing on the date hereof and of which we are aware. We express no opinion as to any laws other than the laws of the State of Israel as the same are in force on the date hereof and we have not, for purpose of giving this opinion, made any investigation of the laws of any other jurisdiction.
Very truly yours,
/s/ Yigal Arnon & Co.
Yigal Arnon & Co.